Exhibit F-2(c)


                    THELEN REID & PRIEST LLP
                      40 West 57th Street
                 New York, New York 10019-4097



                                    New York, New York
                                    May 13, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

          With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-8719), filed by Entergy Mississippi, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company, by negotiated public offering, of $125,000,000 in aggregate principal amount of one or more new series of the Company's General and Refunding Mortgage Bonds;
(2) the Commission's order dated January 30, 1996 (the "Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said Bonds; and (3) the issuance and sale by the Company on May 4, 1999 of $75,000,000 in aggregate principal amount of its General and Refunding Mortgage Bonds, 6.20% Series due May 1, 2004 and $50,000,000 in aggregate principal amount of its General and Refunding Mortgage Bonds, Floating Rate Series due May 3, 2004 (the "Bonds"), we advise you that in our opinion:

            (a)    the  Company  is  a  corporation  duly
     organized and validly existing under the laws of the State of Mississippi;

           (b) the issuance and sale of the Bonds have been consummated in accordance with the Application-
     Declaration, as amended, and the Order;

            (c)   all  state  laws  that  relate  or  are
     applicable  to the issuance and sale  of  the  Bonds
     (other than so-called "blue sky" or similar laws, with respect to which we express no opinion) have been complied with;

            (d)    the   Bonds  are  valid  and   binding
     obligations of the Company in accordance with  their
     terms,  except  as  may  be  limited  by  applicable
     bankruptcy,   insolvency,   fraudulent   conveyance,
     reorganization  or  other  similar  laws   affecting
     enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

           (e) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.


          We are members of the New York Bar and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any other state. In giving this opinion, we have relied, as to all matters governed by the laws of any other state, upon the opinion of Ann G. Roy, Senior Counsel -- Corporate and Securities of Entergy Services, Inc., counsel for the Company, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

           Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              /s/ Thelen Reid & Priest LLP

                              THELEN REID & PRIEST LLP